Exhibit 99.1

CMS Bancorp, Inc. 123 Main Street, Suite 750 White Plains, NY 10601 Contacts: John E. Ritacco, President & CEO 914-422-2700 Stephen E. Dowd, SVP & CFO 914-422-2700

CMS BANCORP ANNOUNCES MERGER AGREEMENT WITH CUSTOMERS BANCORP WILL NOT BE EXTENDED

White Plains, NY (December 20, 2013) – Today, CMS Bancorp, Inc. (NASDAQ: CMSB), the parent company of CMS Bank (together, “CMS”) announced its decision to not further extend the termination date of a previously announced Agreement and Plan of Merger dated as of August 10, 2012 by and between CMS and Customers Bancorp, Inc. (“Customers”) as amended effective as of April 22, 2013 (“Merger Agreement”).

The Merger Agreement had called for a termination date by December 31, 2013 if the contemplated merger of CMS and Customers is not completed by that time. Customers would have had a right to extend the termination date to a later date of March 31, 2014 if certain conditions were satisfied, including that Customers shall have made all regulatory filings that are required to obtain regulatory approval for the purchase of CMS by December 31, 2013. It is our understanding that Customers will not satisfy this condition.

The decision of the CMS Board of Directors to not further extend the Merger Agreement beyond the December 31, 2013 termination date was due to delays in the receipt of regulatory approvals by Customers to purchase CMS. Due to the continued delay and uncertainty in the timing of receipt of regulatory approvals by Customers, CMS determined that not further extending the Merger Agreement at this time, which allows the Merger Agreement to be terminated, is in the Company’s best interest.

John E. Ritacco, President and Chief Executive Officer of CMS commented, “The CMS Board is disappointed that the proposed merger under the Merger Agreement will not proceed. However, the Board is confident that the decision to not further extend the Merger Agreement at this time is the right decision for our shareholders, customers, and employees. As an independent company, we will forge ahead with executing our business strategy to operate the Bank as a well-capitalized, profitable and community-oriented savings bank.”

CMS will proceed to terminate the Merger Agreement in its normal course and pursuant to the terms of the Merger Agreement. Under the Merger Agreement, Customers is obligated to pay to CMS a termination fee of One Million Dollars ($1,000,000) if the Merger Agreement is terminated for the reasons noted, that is, due to delay in the receipt of regulatory approvals.

CMS will announce the Merger Agreement termination when it occurs, and in accordance with the required timeframe under the securities laws, in a Current Report on Form 8-K that will be filed with the Securities and Exchange Commission and will be available at www.sec.gov.

About CMS Bancorp and CMS Bank

CMS Bancorp, Inc. is a savings and loan holding company headquartered in White Plains, New York with total consolidated assets of approximately $258 million at September 30, 2013. CMS Bancorp’s principal business is to operate CMS Bank, a New York state-chartered savings bank, which conducts its operations mainly through its corporate administrative office in White Plains, New York and five retail banking offices located in the communities of Eastchester, Greenburgh, Mount Vernon, West Harrison, and Mount Kisco, in Westchester County, New York. CMS Bank’s deposits are insured up to the applicable legal limit by the Federal Deposit Insurance Corporation (“FDIC”). More information about CMS Bancorp and CMS Bank can be found on CMS Bank’s Internet website at www.cmsbk.com.

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